Exhibit 10.7

PERSPECTUM GROUP PLC

THE PERSPECTUM GROUP PLC

2021 EQUITY INCENTIVE PLAN

Adopted by the board of the Company on [            ] 2021, subject to shareholder approval and conditional on Admission

Approved by shareholders on [            ]

The Plan is a discretionary plan operated by the Company for selected employees. Its main purpose is to increase the interest of the employees in the Company’s long-term business goals and performance through share ownership.

Shares purchased or received under the Plan, any cash received under the Plan and any gains obtained under the Plan are not part of salary for any purpose except to any extent required by statute.

The remuneration committee of the board of the Company shall have the right to decide, in its sole discretion, whether or not awards will be granted and to which employees those awards will be granted.

The detailed rules of the Plan are set out overleaf.

1.	DEFINITIONS AND INTERPRETATION

1.1	In the Plan, unless the context otherwise requires:

“Admission” means the admission of the issued ordinary share capital of the Company (or shares representing them) to trading on NASDAQ;

“Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and any relevant UK or overseas regulation or enactment;

“Award” means an Option, a Conditional Award, or a Share Appreciation Right;

“Base Price” means the amount (if any) which is deducted from the Market Value of a Share in order to determine the amount due when a Share Appreciation Right Vests;

“Board” means the board of directors of the Company or a duly authorised committee of that board;

“Cash Settled Share Appreciation Right” means a right to receive a cash payment on the Vesting Date equal to the Market Value of a specified number (N) of Shares minus the Base Price of those Shares;

“Cessation” means a Participant ceasing to be an employee of a Group Member, except where:

(a)	the Participant remains an employee of any other Group Member; or

(b)	the Participant retains a statutory right to return to work.

“Committee” means the remuneration committee of the Board or, on and after the occurrence of a corporate event described in Rule 12 (Takeovers and other corporate events), the remuneration committee of the Board as constituted immediately before that event;

“Company” means Perspectum Group PLC (registered in England and Wales with registered number 13449248);

“Conditional Award” means a conditional right to acquire Shares granted under the Plan which is designated as a conditional award by the Committee under Rule 3.2(b) (Committee determinations);

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“CSOP Option” means an Option issued accordance with Schedule 4 of the Income Tax (Earnings and Pensions) Act 2003 and subject to the additional provisions set out in Schedule 1 of the Plan;

“Dealing Day” means a dealing day of either the NASDAQ or any other securities exchange on which Shares are quoted;

“Dividend Equivalent” means a benefit calculated by reference to dividends paid on Shares as described in Rule 3.4(a) (Treatment of Dividends);

“Early Vesting Date” means either:

(a)	the later of:

(i)	the date of Cessation of a Participant in circumstances referred to in Rule 11.1 (Good leavers before the Normal Vesting Date); and

(ii)	early determination of any Performance Condition by reason of that Cessation; or

(b)	the date of the relevant event in Rule 12.1 (General offers) or Rule 12.2 (Schemes of arrangement and winding up) or the date of Vesting referred to in Rule 12.3 (Demergers and similar events);

“Evergreen Amount” means on each Evergreen Date 5% of the outstanding Shares as at the last Dealing Day of the preceding calendar year (or such lesser number as the Board determines);

“Evergreen Date” means 1 January each year commencing on 1 January 2022 and ending on 1 January 2031;

“Executive Director” means an executive director of the Company;

“Exercise Period” means the period commencing on the date on which an Option Vests and ending on the date determined under Rule 3.2(d) during which an Option may be exercised subject to lapsing earlier under the Plan (such period to be no longer than 10 years commencing on the Grant Date);

“Grant Date” means the date on which an Award is granted;

“Group Member” means:

(a)	a Participating Company or a body corporate which is the Company’s holding company (within the meaning of section 1159 of the Companies Act 2006) or a Subsidiary of the Company’s holding company;

(b)

a body corporate which is a subsidiary undertaking (within the meaning of section 1162 of the Companies Act 2006) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; and

(c)

any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

“Holding Period” means the period starting on the date on which an Award Vests and ending on the earliest of the dates specified in Rule 8.3 (Expiry of the Holding Period) during which a Participant is required not to sell, transfer, assign or dispose of their Net Vested Shares in accordance with Rule 8 (Holding Period);

“Incentive Stock Option” or “ISO” means a Market Value Option granted under the terms of Schedule 2;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Listing Rules” means the listing rules published by NASDAQ;

“Malus & Clawback” means an obligation to repay amounts referred to in Rule 14.3 (Amount to be subject to Malus & Clawback);

“Market Value” means

As of any date, the value of a Share determined as follows:

(a)

if the Common Stock is listed on any established stock exchange, its Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Committee deems reliable;

(b)

if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, its Market Value will be the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Committee deems reliable;

(c)

without an established market for the Common Stock, the Committee will determine the Market Value in its discretion in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992.

“Market Value Option” means an Option to acquire Shares of which the Option Price is not less than the Market Value of a Share on its Grant Date;

“NASDAQ” means the NASDAQ stock exchange operated by NASDAQ Inc or any successor to that company;

“Net Vested Shares” means the Vested Shares acquired or received by a Participant on Vesting of a Conditional Award or Share Settled Share Appreciation Right or on exercise of an Option, in each case during the Holding Period (if any), less: (a) a number of Shares with an aggregate Market Value on the date of Vesting (in the case of Conditional Awards or Share Settled Share Appreciation Rights) or exercise (in the case of Options) equal to the Participant’s Tax Liability arising on that event; or (b) if the Vested Shares are sold to satisfy that Tax Liability, the number of Vested Shares sold;

“Normal Vesting Date” means the date on which an Award would ordinarily Vest under Rule 5.1 (Timing of Vesting: Normal Vesting Date);

“Normal Vesting Period” means the period commencing on the Grant Date and ending on the date determined under Rule 3.2(g);

“Option” means a conditional right to acquire Shares which is designated as an option by the Committee under Rule 3.2(b);

“Option Price” means the amount, if any, determined under Rule 3.2(c) as payable per Share on the exercise of an Option (including any Shares acquired in respect of a Dividend Equivalent), provided that the Committee may reduce or waive this Option Price on or prior to the exercise of the Option;

“Participant” means a person who holds an Award, including their personal representatives;

“Participating Company” means the Company or any Subsidiary of the Company;

“Performance Condition” means a condition (or conditions) related to performance which is specified by the Committee under Rule 3.2(e);

“Performance Share Award” means an Award that has been granted subject to a Performance Condition;

“Plan” means the Perspectum Group PLC 2021 Equity Incentive Plan as amended from time to time;

“Restricted Share Award” means an Award that has been granted without a Performance Condition other than, if applicable, an underpin in line with any requirements under an applicable shareholder approved Directors’ Remuneration Policy or as otherwise determined by the Committee;

“Rule” means a rule of the Plan;

“Share Appreciation Right” means a Cash Settled Share Appreciation Right or a Share Settled Share Appreciation Right;

“Share Pool” means [the number of Shares which represents 13.1% of the Company ordinary share capital at the date of Admission] plus any increase in accordance with Rule 4.2 (Evergreen Amount) provided that in the event of a variation of the Company’s share capital the Share Pool shall be automatically adjusted to reflect such variation;

“Share Settled Share Appreciation Right” means a right to receive on the Vesting Date a number of Shares whose Market Value is equal to the Market Value on the Vesting Date of a specified number (N) of Shares minus the Base Price of those Shares, rounded down to the nearest whole number;

“Shares” means fully paid ordinary shares in the capital of the Company (or shares or interests representing them);

“Subsidiary” means a body corporate which is a subsidiary (within the meaning of section 1159 of the Companies Act 2006);

“Tax Liability” means any amount of tax or social security contributions for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

“Vest” means:

(a)	in relation to an Option, it becoming exercisable;

(b)	in relation to a Conditional Award or a Share Settled Share Appreciation Right, a Participant becoming entitled to have Shares transferred to them; and

(c)	in relation to a Cash Settled Share Appreciation Right, a Participant being entitled to payment of the sum due under the Award,

in each case subject to the Rules and Vesting and Vesting Date shall be construed accordingly; and

“Vested Shares” means those Shares in respect of which an Award Vests.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Expressions in italics and headings are for guidance only and do not form part of the Plan.

2.	ELIGIBILITY

An individual is eligible to be granted an Award only if they are an employee (including an Executive Director) of a Participating Company. However, unless the Committee consider that special circumstances exist, an Award may not be granted to an employee who on the Grant Date has given or received notice of Cessation.

3.	GRANT OF AWARDS

3.1	Terms of grant

Subject to Rule 3.6 (Timing of grant), Rule 3.7 (Approvals and consents) and Rule 4 (Limits), the Committee may resolve to grant an Award on:

(a)	the terms set out in the Plan; and

(b)	any additional terms (whether a Performance Condition and/or any other terms) that the Committee specifies,

to any person who is eligible to be granted an Award under Rule 2 (Eligibility).

3.2	Committee determinations

On or before the Grant Date, the Committee shall (or may, as appropriate) determine:

(a)	the number of Shares over which the Award is granted and whether the Award shall be treated as a Performance Share Award or a Restricted Share Award;

(b)	whether the Award shall be an Option, a Conditional Award, or a Share Appreciation Right, provided that if no determination is made it shall be an Option;

(c)	if an Award is an Option, the Option Price, provided that if no determination is made it shall have an Option Price equal to Market Value;

(d)	if an Award is a Share Appreciation Right, the Base Price, provided that if no determination is made it shall have a Base Price equal to Market Value;

(e)

if an Award is an Option, the date at the end of which the Exercise Period shall (subject the terms of the Plan) expire, provided that if no such determination is made that day shall be the day immediately preceding the 10th anniversary of the Grant Date;

(f)	the Performance Condition and/or any other additional conditions (if any) applicable to the Award;

(g)	the date to be specified for the purposes of Rule 5.1(a) (Timing of Vesting: Normal Vesting Date) provided that:

(i)

for an Award granted to an Executive Director such date shall not be earlier than as permitted under any applicable shareholder approved Directors’ Remuneration Policy (provided that Awards may pro rata vest over the vesting period); and

(ii)

if no determination is made on or before the Award’s Grant Date, the date for the purposes of Rule 5.1(a) (Timing of Vesting: Normal Vesting Date) shall be taken to be the fourth anniversary of the grant (with 25% of the Award vesting 12 months after the grant and the remainder of the award vesting on a monthly basis pro rata).

(h)	whether Shares acquired or received on Vesting or exercise (as applicable) of an Award shall be subject to a Holding Period; and

(i)	whether the relevant Participant shall be entitled to a Dividend Equivalent or increase in the number of Shares comprised within their Award pursuant to Rule 3.4 (Treatment of Dividends).

3.3	Method of grant

An Award shall be granted by deed executed by the Company, or in such other manner as the Committee determines.

3.4	Treatment of dividends

The Committee may, if permitted under Applicable Laws, decide:

(a)

on or before the grant of an Award or at any time prior to the Vesting of an Award that a Participant shall be entitled to receive a benefit determined by reference to the value of the dividends that would have been paid on the Vested Shares in respect of dividend record dates occurring during the period between the Grant Date and the date of Vesting (or , where Shares under an Option are subject to a Holding Period, the earlier of the date of expiry of the Holding Period or the date of exercise of the Option). The Committee shall decide the basis on which the value of such dividends shall be calculated (which may assume the reinvestment of dividends). The Committee may also decide at this time whether such Dividend Equivalent shall be provided to the Participant in the form of cash and/or Shares. Such Dividend Equivalent shall be provided in accordance with Rule 6.5 (Delivery of dividend equivalent); or

(b)

on or before the grant of an Award or at any time prior to the next occurring dividend record date, a term of the Award includes that the number of Shares comprised in an Award shall increase by deeming dividends that would have been paid on such Shares in respect of dividend record dates occurring within the period between the Grant Date and the date of Vesting (or, where Shares under an Option are subject to a Holding Period, the earlier of the date of expiry of the Holding Period or the date of exercise of the Option) to have been reinvested in additional Shares on such terms as the Committee shall decide.

As to whether either of the above apply is at the discretion of the Committee.

3.5	Method of satisfying Awards

Unless specified to the contrary by the Committee on the Grant Date, an Award may be satisfied:

(a)	by the issue of new Shares; and/or

(b)	by the transfer of treasury Shares; and/or

(c)	by the transfer of Shares (other than the transfer of treasury Shares).

The Committee may decide to change the way in which it is intended that an Award granted as an Option or a Conditional Award may be satisfied after it has been granted, having regard to the provisions of Rule 4 (Limits).

3.6	Timing of grant

Subject to Rule 3.7 (Approvals and consents) and any restrictions under Applicable Laws, an Award may be granted at any time determined by the Committee but an Award may not be granted after [    ] 2031 (that is, the expiry of the 10 year period beginning with the date of Admission).

3.7	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under any Applicable Laws and any share dealing code of the Company.

3.8	Non-transferability and bankruptcy

An Award granted to any person:

(a)

shall not be transferred, assigned, charged or otherwise disposed of (except on their death to their personal representatives or by the laws of descent and distribution) and shall lapse immediately on any attempt to do so; and

(b)	shall lapse immediately if they are declared bankrupt (unless the Committee determines otherwise).

Notwithstanding the foregoing, the Committee may permit transfer of an Award (other than Incentive Stock Options) in a manner that is not prohibited by Applicable Laws, including to such relatives, trusts, foundations and charities with respect to whom (or which) transfers are permitted by Applicable Laws. Except as explicitly provided in the Plan, an Option may not be transferred for consideration.

4.	LIMITS

4.1	Share Pool

An Award shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of Shares allocated (as defined in Rule 4.3 (Meaning of “allocated”)) on or after the date of Admission to exceed the Share Pool.

4.2	Evergreen Amount

For the purposes of Rule 4.1 the Share Pool shall be increased on each Evergreen Date by the Evergreen Amount.

4.3	Meaning of “allocated”

For the purpose of Rules 4.1 (Share Pool):

(a)	Shares are allocated:

(i)	when an option, award or other contractual right to acquire unissued Shares or treasury Shares is granted;

(ii)

where Shares are issued or treasury Shares are transferred otherwise than pursuant to an option, award or other contractual right to acquire Shares, when those Shares are issued or treasury Shares transferred;

(b)

any Shares which have been issued or which may be issued (or any Shares transferred out of treasury or which may be transferred out of treasury) to any trustees to satisfy the exercise of any option, award or other contractual right granted under any employee share plan shall count as allocated unless they are already treated as allocated under this Rule; and

(c)	for the avoidance of doubt, existing Shares other than treasury Shares that are transferred or over which options, awards or other contractual rights are granted shall not count as allocated.

4.4	Post-grant events affecting numbers of “allocated” Shares

For the purposes of Rule 4.3 (Meaning of “allocated”):

(a)	where:

(i)	any option, award or other contractual right to acquire unissued Shares or treasury Shares is released or lapses (whether in whole or in part); or

(ii)	after the grant of an option, award or other contractual right the Committee determines that:

(aa)	it shall be satisfied wholly or partly by the payment of cash; or

(bb)	it shall be satisfied wholly or partly by the transfer of existing Shares (other than Shares transferred out of treasury)

the unissued Shares or treasury Shares which consequently cease to be subject to the option, award or other contractual right shall not count as allocated;

(b)	where Shares under an Award are repurchased at a price equal to or less than the Participant’s original purchase price the repurchased shares shall not count as allocated; and

(c)	the number of Shares allocated in respect of an option, award or other contractual right shall be such number as the Board shall reasonably determine from time to time.

4.5	Changes to investor guidelines

Treasury Shares shall cease to count as allocated Shares for the purposes of Rule 4.3 (Meaning of “allocated”) if institutional investor guidelines cease to require them to be so counted.

4.6	Individual limit

The maximum total market value of Shares over which Awards may be granted to any employee during any financial year of the Company shall be determined by the Committee in its absolute discretion subject to any limit imposed under an applicable shareholder approved Directors’ Remuneration Policy.

4.7	Effect of limits

Any Award shall be limited and take effect to comply with the limits in this Rule 4.

4.8	Restriction on use of unissued Shares and treasury Shares

No Shares may be issued or treasury Shares transferred to satisfy the exercise of any Option or the Vesting of any Conditional Award or Share Appreciation Right to the extent that such issue or transfer would cause the number of Shares allocated (as defined in Rule 4.3 (Meaning of “allocated”) and adjusted under Rule 4.4 (Post-grant events affecting numbers of “allocated” Shares)) to exceed the limits in Rules 4.1 (Share Pool) except where there is a variation of share capital of the Company which results in the number of Shares so allocated exceeding such limits solely by virtue of that variation.

5.	VESTING OF AWARDS

5.1	Timing of Vesting: Normal Vesting Date

Subject to Rule 5.4 (Restrictions on Vesting: regulatory and tax issues) and the terms of the Plan, an Award shall Vest on its Normal Vesting Date which shall ordinarily be the later of:

(a)	the date determined under Rule 3.2(g); and

(b)	if any Performance Condition and any other condition has been imposed on the Vesting of the Award, the date on which the Committee determines whether or not it has been wholly or partly satisfied,

except where earlier Vesting occurs under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events) and provided that, if the Vesting of the Award under this Rule 5 would otherwise occur on a day which is not a Dealing Day, the Award will Vest on the first Dealing Day immediately following such date unless otherwise determined by the Committee.

5.2	Extent of Vesting

Subject to Rule 5.3 (Adjustments to extent of Vesting), an Award shall only Vest to the extent:

(a)	that any Performance Condition is satisfied on the Normal Vesting Date or, if appropriate, the Early Vesting Date;

(b)	that any other term imposed on its Vesting permits;

(c)

in relation to Vesting before the Normal Vesting Date, in accordance with Rules 11.5 (Leavers: reduction in number of Vested Shares) and 12.5 (Corporate events: reduction in number of Vested Shares); and

(d)	any operation of the Malus & Clawback provisions permits.

Where, under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events), an Award would (subject to satisfying any Performance Condition) Vest before the end of the full period over which performance would be measured under any Performance Condition then, unless provided to the contrary by the Performance Condition, the extent to which the Performance Condition has been satisfied shall be determined by the Committee on such reasonable basis as it decides.

5.3	Adjustments to extent of Vesting

Notwithstanding any other provision of the Plan, and irrespective of whether and to what extent any Performance Condition attached to an Award has been satisfied, the Committee may at any time prior to the settlement of an Award and at its discretion:

(a)	reduce (including to nil, if appropriate) the extent to which an Award would otherwise Vest or remain Vested under Rule 5.2 (Extent of Vesting); and/or

(b)	impose any other condition on the Vesting of an Award,

where the Committee determines that exceptional circumstances exist which mean that the Vesting of such Award, or the extent to which such Award would otherwise Vest under Rule 5.2 (Extent of Vesting), would be inappropriate taking into account such factors as it considers relevant (including, but not limited to, the overall performance of the Company, any Group Member or the relevant Participant who holds the Award).

5.4	Restrictions on Vesting: regulatory and tax issues

An Award shall not Vest unless and until the following conditions are satisfied:

(a)	the Vesting of the Award, and the issue, transfer or sale of Shares on (or shortly after) Vesting, would be lawful and comply with Applicable Laws and any share dealing code of the Company;

(b)

if a Tax Liability would arise by virtue of such Vesting and the Board decides that such Tax Liability shall not (or cannot) be satisfied by the sale of Shares pursuant to Rule 5.6 (Payment of Tax Liability), then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability;

(c)

to the extent required by the Committee on or prior to the Grant Date, the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the Vesting of the Award; and

(d)

where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 5.4, references to a Group Member include any former Group Member.

5.5	Tax Liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Group Member to ensure that it receives the amount of such Tax Liability. If no such arrangement is made, the Participant shall be deemed to have authorised the Company to sell or procure the sale on their behalf of sufficient of the Vested Shares subject to their Award to ensure that the relevant Group Member receives the amount required to discharge the Tax Liability.

For the purposes of this Rule 5.5, references to a Group Member include any former Group Member.

5.6	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the Vesting of their Award on their behalf to ensure that any relevant Group Member or former Group Member receives the amount required to discharge the Tax Liability which arises on Vesting except to the extent that the Board decides that all or part of the Tax Liability shall be funded in a different manner.

6.	CONSEQUENCES OF VESTING

6.1	Options

(a)

An Option shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of Vested Shares during the Exercise Period unless it lapses earlier under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events).

(b)

If an Option is not exercised during the last 30 days of the Exercise Period because of any regulatory restrictions referred to in Rule 7.1(a), the Committee may, subject to any restrictions under Applicable Laws, extend the Exercise Period for such limited period as the Committee determines appropriate to permit the Option to be exercised as soon as those restrictions cease to apply.

(c)

If, at the end of the Exercise Period (or any extended Exercise Period under Rule 6.1(b)), an Option remains unexercised and would otherwise lapse under Rule 7.6 (Lapse of Options) the Committee may determine that the Option shall be treated as having been exercised on the last Dealing Day falling within the Exercise Period during which exercise would be permitted under Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues).

6.2	Conditional Awards

On or as soon as reasonably practicable after the Vesting of a Conditional Award, the Board shall, subject to Rule 5.6 (Payment of Tax Liability) and any arrangement made under Rules 5.4(b) and 5.4(c), transfer or procure the transfer of the Vested Shares to the Participant.

6.3	Share Settled Share Appreciation Rights

On or as soon as reasonably practicable after the Vesting of a Share Settled Share Appreciation Right, the Board shall, subject to Rule 5.6 (Payment of Tax Liability) and any arrangement made under Rules 5.4(b) and 5.4(c), transfer or procure the transfer of the Vested Shares to the Participant.

6.4	Cash Settled Share Appreciation Rights

On or as soon as reasonably practicable after the Vesting of a Cash Settled Share Appreciation Right, the Board shall, subject to deduction of any Tax Liability make the relevant payment to the Participant.

6.5	Delivery of Dividend Equivalent

If the Committee decided under Rule 3.4(a) (Treatment of Dividends) that a Participant would be entitled to the Dividend Equivalent in relation to Shares under their Award but did not decide at that time whether the Dividend Equivalent would be provided in the form of cash and/or Shares, then the Committee shall make such decision on or before the transfer of the Vested Shares to the Participant.

The Committee, acting fairly and reasonably, may decide to exclude the value of all or part of a special dividend or any other dividend from the amount of the Dividend Equivalent.

The provision of the Dividend Equivalent to the Participant shall be made as soon as practicable after the issue or transfer of Vested Shares and:

(a)

in the case of a cash payment, shall be subject to such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable;

(b)

in the case of a provision of Shares, Rule 5.2 (Restrictions on Vesting: regulatory and tax issues) and Rule 5.4 (Payment of Tax Liability) shall apply as if such provision was the Vesting of an Award.

7.	EXERCISE OF OPTIONS

7.1	Restrictions on the exercise of an Option: regulatory and tax issues

A Vested Option may not be exercised unless:

(a)	the exercise of the Option and the consequent issue or transfer of Shares would be lawful and comply with Applicable Laws and any share dealing code of the Company;

(b)

if, on the exercise of the Option, a Tax Liability would arise and the Board decides that it shall not (or cannot) be satisfied by selling Shares pursuant to Rule 7.4 (Payment of Tax Liability), then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member shall receive the amount of that Tax Liability;

(c)

to the extent determined by the Committee on or prior to grant the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the exercise of the Option; and

(d)

where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 7.1, references to a Group Member include any former Group Member.

7.2	Exercise in whole or part

An Option must be exercised to the maximum extent possible at the time of exercise unless the Committee decides that a Participant may exercise the Option in respect of such fewer number of Shares as it decides.

7.3	Method of exercise

An Option shall be exercised in the form and manner prescribed by the Board. Unless the Board, acting fairly and reasonably determines otherwise, any notice of exercise shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), take effect only when the Company receives it, together with payment of any Option Price (or, if the Board so permits, an undertaking to pay that amount).

7.4	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the exercise of their Option on their behalf to ensure that any relevant Group Member receives the amount required to discharge any Tax Liability which arises on such exercise except to the extent that the Board decides that all or part of the Tax Liability shall be funded in a different manner.

7.5	Transfer or allotment timetable

As soon as reasonably practicable after an Option has been exercised, the Company shall, subject to Rule 7.4 (Payment of Tax Liability) and any arrangement made under Rules 7.1(b) and 7.1(c), transfer or procure the transfer to them or, if appropriate, allot to them the number of Shares in respect of which the Option has been exercised.

7.6	Lapse of Options

An Option which has become exercisable shall lapse at the end of the Exercise Period if it has not been exercised unless it lapses earlier under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events).

8.	HOLDING PERIOD

This Rule 8 shall apply to Shares acquired or delivered on the Vesting or exercise of an Award in respect of any individual that the Committee determines before the Grant Date of their Award.

8.1	Restrictions on the sale, transfer, disposal and assignment of Net Vested Shares

Subject to Rule 8.2 (Permitted transfers during the Holding Period) below, a Participant to which this Rule 8 applies is required:

(a)

to hold their Net Vested Shares during the applicable Holding Period in accordance with such terms and conditions that the Committee may impose from time to time, which may include their Net Vested Shares being held by a nominee appointed by the Company;

(b)	not to sell, transfer, assign or dispose of any interest in their Net Vested Shares until the expiry of the applicable Holding Period;

(c)

if, during the applicable Holding Period, they acquire any additional Shares by virtue of holding Net Vested Shares during the Holding Period, those additional Shares shall also be held subject to the terms of this Rule 8 as they apply to the original Net Vested Shares unless the Committee, in its discretion, determines otherwise; and

(d)	to execute any other document required by the Committee at any time to give effect to the restrictions under this Rule 8.

For the avoidance of doubt:

(i)	Net Vested Shares shall not be subject to any risk of forfeiture during the Holding Period other than to satisfy Malus & Clawback; and

(ii)	any Shares delivered in respect of a Dividend Equivalent shall not be subject to the Holding Period.

8.2	Permitted transfers during the Holding Period

Subject to the prior approval of the Committee, the Participant may, during the Holding Period, transfer or assign some or all of their Net Vested Shares to their spouse or civil partner or to the Participant’s personal pension plan (the “transferee”), provided that the transferee has agreed to comply with this Rule 8, any other terms and conditions imposed by the Committee and the decisions of the Committee and the transferee agrees not to sell, transfer, assign or dispose of those Net Vested Shares until the expiry of the Holding Period.

The Committee may allow a Participant to sell, transfer, assign or dispose of some or all of their Net Vested Shares before the end of the Holding Period, subject to any terms and conditions that the Committee specifies.

8.3	Expiry of the Holding Period

The Holding Period shall expire on the earliest of:

(a)	the fifth anniversary of the Grant Date of the Award;

(b)	the date of an event under Rule 12.1 (General offers) or 12.2 (Schemes of arrangement and winding up) (excluding an internal reorganisation under Rule 12.4 (Rollover));

(c)	the death of the Participant; and

(d)	any other date determined by the Committee.

Net Vested Shares shall cease to be subject to any restrictions under this Rule 8 once the Holding Period has expired.

8.4	Interaction with the Company’s share ownership guidelines or requirements

Nothing in this Rule 8 shall remove and/or reduce any additional requirements that may apply to the Participant under the Company’s share ownership guidelines or requirements (from time to time).

9.	CASH ALTERNATIVE

9.1	Committee determination

Where an Option has been exercised or where a Conditional Award or Share Settled Share Appreciation Right Vests and Vested Shares have not yet been allotted or transferred to the Participant, the Committee may determine that, in substitution for their right to acquire any number of Vested Shares as the Committee decides (but in full and final satisfaction of their right to acquire those Shares), they shall be paid as additional employment income a sum equal to the cash equivalent (defined in Rule 9.3 (Cash equivalent)) of that number of Shares in accordance with this Rule 9.

9.2	Limitation on the use of this Rule

Rule 9.1 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of Rule 9.1 would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption; or

(b)	adverse tax or social security contribution consequences for the Participant or any Group Member as determined by the Board,

provided that this Rule 8.2 shall only apply if its application would prevent the occurrence of a consequence referred to in (a) or (b) above.

9.3	Cash equivalent

For the purpose of this Rule 9, the cash equivalent of a Share is:

(a)	in the case of a Conditional Award or Share Settled Share Appreciation Right, the Market Value of a Share on the day when the Award Vests; or

(b)	in the case of an Option, the Market Value of a Share on the day when the Option is exercised less the Option Price (if any) in respect of that Share.

9.4	Payment of cash equivalent

As soon as reasonably practicable after the Committee has determined under Rule 9.1 that a Participant shall be paid a sum in substitution for the right to acquire any number of Vested Shares the Company shall pay to them or procure the payment to them of that sum in cash.

9.5	Deductions

There shall be deducted from any payment under this Rule 9 any amounts (on account of tax or similar liabilities) required by law or as the Board may reasonably consider to be necessary or desirable.

10.	LAPSE OF AWARDS

An Award shall lapse:

(a)	in accordance with the Rules; or

(b)	to the extent it does not Vest.

11.	LEAVERS

11.1	Good leavers before the Normal Vesting Date

If a Cessation occurs before the Normal Vesting Date of an Award due to:

(a)	the Participant’s death;

(b)	the Participant’s ill-health, injury or disability (evidenced to the satisfaction of the Committee);

(c)

the Participant’s office or employment being either with a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member; or

(d)	in any other circumstances where the Committee determines that this Rule 11.1 shall apply in relation to the Award,

then, subject to Rule 5.1 (Timing of Vesting: Normal Vesting Date) and Rule 5.4 (Restrictions on Vesting: regulatory and tax issues), that Award shall Vest on the Normal Vesting Date unless the Committee determines it shall Vest on the Early Vesting Date.

In either case, Vesting may be subject to any additional conditions that the Committee specifies and Rule 11.5 (Leavers: reduction in number of Vested Shares) shall apply. Where the Award is an Option, Rule 11.4 (Exercise of Options) shall also apply.

11.2	Good leavers on or after the Normal Vesting Date

Where a Cessation occurs on or after the Normal Vesting Date for a reason specified in Rule 11.1 (Good leavers before the Normal Vesting Date), any unexercised Options held by the Participant shall, subject to Rule 6.1 (Options), Rule 7 (Exercise of Options) and Rule 12 (Takeovers and other corporate events), continue to be exercisable for a 3 month period commencing on the date of Cessation (or, if shorter, until the expiry of the Exercise Period) or such other period that the Committee specifies and, to the extent it is not exercised, it shall lapse at the end of that period.

11.3	Cessation of employment in other circumstances

If a Cessation occurs for any reason other than those specified in Rules 11.1 (Good leavers before the Normal Vesting Date) or Rule 11.2 (Good leavers on or after the Normal Vesting Date), any Award (including any Vested but unexercised Option) held by the relevant Participant shall lapse immediately regardless of whether that Cessation was lawful or unlawful.

11.4	Exercise of Options

Where this Rule 11.4 applies, subject to Rule 6.1 (Options), Rule 7 (Exercise of Options) and Rule 12 (Takeovers and other corporate events), a Vested Option shall continue to be exercisable for a 3 month period commencing on the date on which the Award Vests (or, if shorter, until the expiry of the Exercise Period) or such other period that the Committee specifies and, to the extent that the Option is not exercised, it shall lapse at the end of that period.

11.5	Leavers: reduction in number of Vested Shares

Where this Rule 11.5 applies, the Committee shall determine the number of Vested Shares of the relevant Award by applying:

(a)	any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)

a pro rata reduction to the number of Shares determined under Rule 11.5(a) based on the period starting on the Grant Date and ending on the date of Cessation relative to the Normal Vesting Period (unless the Committee, acting fairly and reasonably, decides that a lesser (or no) reduction is appropriate, in which case it may increase the number of Vested Shares to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 11.5(a)).

If an Award Vests under any of Rules 12.1 (General offers) to 12.3 (Demergers and similar events) following a Cessation of the relevant Participant then this Rule 11.5 shall take precedence over Rule 12.5 (Corporate events: reduction in number of Vested Shares).

To the extent that an Award is reduced in accordance with this Rule 11.5, it will lapse and become incapable of Vesting in respect of the relevant number of Shares by which it is reduced.

12.	TAKEOVERS AND OTHER CORPORATE EVENTS

12.1	General offers

If any person (or group of persons acting in concert):

(a)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

(b)	having obtained Control of the Company makes such an offer and such offer becomes unconditional in all respects,

then, subject to Rule 12.4 (Rollover):

(i)

and subject to Rule 5.4 (Restrictions on Vesting: regulatory and tax issues), all Awards shall Vest on the date of that event if they have not then Vested and Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply; and

(ii)

any Option may, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercised within one month of the date of that event (or, if shorter, until the expiry of the Exercise Period), but to the extent that an Option has not been exercised at the end of that period it shall lapse (regardless of any other provision of the Plan).

12.2	Schemes of arrangement and winding up

If:

(a)	a compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006 in connection with or for the purposes of a change in Control of the Company; or

(b)	the Company passes a resolution for a voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding up of the Company,

all Awards shall, subject to Rule 5.4 (Restrictions on Vesting: regulatory and tax issues) and Rule 12.4 (Rollover), Vest on the date of that event if they have not then Vested and Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply.

If an event described in this Rule 12.2 occurs, an Option may, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues) and Rule 12.4 (Rollover), be exercised within one month of that event (or, if shorter, until the expiry of the Exercise Period), but to the extent that the Option is not exercised within that period, it shall lapse (regardless of any other provision of the Plan).

12.3	Demergers and similar events

If a demerger, special dividend or other similar event (the “Relevant Event”) is proposed which, in the opinion of the Committee, would affect the market price of Shares to a material extent, then the Committee may, at its discretion, decide to adjust Awards in such manner as it considers appropriate or that the following provisions shall apply:

(a)

the Committee shall, as soon as reasonably practicable after deciding to apply these provisions, notify a Participant that, subject to earlier lapse under Rule 11 (Leavers), their Award Vests if it has not already Vested and/or, if relevant, their Option may, subject to Rule 7.6 (Lapse of Options) and Rule 11 (Leavers), be exercised on such terms as the Committee may determine and during such period preceding the Relevant Event or on the Relevant Event as the Committee may determine and, if the Award is an Option, it and shall (regardless of any other provision of the Plan) lapse at the end of that period to the extent unexercised;

(b)

if an Award Vests or an Option is exercised conditional upon the Relevant Event and such Relevant Event does not occur, then the conditional Vesting or exercise shall not be effective and the Award shall continue to subsist; and

(c)	if an Award Vests under this Rule 12.3, the date of that Vesting shall be the Early Vesting Date and the provisions of Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply.

12.4	Rollover

If:

(a)

a company (for the purposes of this Rule 12.4, the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in Rule 12.1 (General offers) or a compromise or arrangement referred to in Rule 12.2(a); and

(b)	either

(i)	at least 75% of the shares in the Acquiring Company are expected to be held by substantially the same persons who were shareholders in the Company immediately before the obtaining of that Control; or

(ii)	the Committee determines that it would nevertheless be appropriate for this Rule 12.4 to apply,

then an Award shall not Vest under Rule 12.1 (General offers) or Rule 12.2 (Schemes of arrangement and winding up) but shall be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award (including as to any Performance Condition) it replaces except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 12.4 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

12.5	Corporate events: reduction in number of Vested Shares

If an Award Vests under any of Rules 12.1 (General offers) to 12.3 (Demergers and similar events), the Committee shall determine the number of Vested Shares of that Award by applying:

(a)	any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)

subject to Rule 11.5 (Leavers: reduction in number of Vested Shares), a pro rata reduction to the number of Shares determined under Rule 12.5(a) based on the period starting on the Grant Date and ending on the Early Vesting Date relative to the Normal Vesting Period, unless the Committee, acting fairly and reasonably, decides that the reduction under Rule 12.5(b) is inappropriate in which case it may increase the number of Vested Shares to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 12.5(a).

13.	ADJUSTMENT OF AWARDS

13.1	General rule

In the event of:

(a)	a variation of the share capital of the Company; or

(b)	a demerger, special dividend or other similar event which affects the market price of Shares to a material extent,

the Committee may make such adjustments as it considers appropriate under Rule 13.2 (Method of adjustment).

13.2	Method of adjustment

An adjustment made under this Rule shall be made to one or more of:

(a)	the number of Shares comprised in an Award;

(b)	subject to Rule 13.3 (Adjustment below nominal value), the Option Price; and

(c)

where any Award has Vested or Option has been exercised but no Shares have been transferred or allotted after such Vesting or exercise, the number of Shares which may be so transferred or allotted and (if relevant) the price at which they may be acquired.

13.3	Adjustment below nominal value

An adjustment under Rule 13.2 (Method of adjustment) may reduce the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised:

(a)

to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up that amount on those Shares,

so that on exercise of any Option in respect of which such a reduction has been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

14.	MALUS & CLAWBACK

14.1	Applicability of Malus & Clawback

If the Committee determines that Rule 14 shall apply to an Award, or Applicable Laws require that Rule 14 applies, it shall apply to the Award regardless of any other provisions of the Plan.

14.2	Events that lead to Malus & Clawback

The Committee may decide at any time prior to the third anniversary of the date on which an Award Vests (the “Discovery Period”) that the individual to whom the Award was granted (the “Relevant Individual”) shall be subject to Malus & Clawback if:

(a)

the Committee forms the view that the Company materially misstated its financial results for whatever reason and that misstatement resulted, either directly or indirectly, in that Award Vesting to a greater degree (or being granted over more Shares) than would otherwise have been the case;

(b)

the Committee forms the view that any calculation in connection with the Award or any assessment of any Performance Condition and/or any other condition imposed on the Award was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted, either directly or indirectly, in that Award Vesting to a greater degree (or being granted over more Shares) than would otherwise have been the case;

(c)

it is determined that the Relevant Individual committed serious misconduct on or prior to the date of Vesting of the Award (and/or on or prior to its exercise if it is an Option) that could have warranted their dismissal from employment and consequently could have resulted in the Award lapsing in part or in full; or

(d)	the Company has suffered corporate failure which has resulted in the appointment of a liquidator or administrator.

14.3	Amount to be subject to Malus & Clawback

The Committee shall determine the amount to be subject to Malus & Clawback which:

(a)

where Rule 14.2(a) and/or (b) applies, shall be all or part of the additional value which the Committee considers has Vested to and/or was otherwise received by the Relevant Individual in the circumstances referred to in those Rules; and

(b)

where Rule 14.2(c) and/or (d) applies, shall be all or part of such value which the Committee determines would have not Vested and/or would have not otherwise been received had the Award lapsed in full in connection with the relevant event, or had the relevant event been known when the Award was granted.

Any determinations under this Rule 14.3 shall be on such basis as the Committee reasonably decides.

14.4	Satisfaction of the Malus & Clawback

In order to satisfy the Malus & Clawback, the Committee may:

(a)	reduce (including reducing to zero) any of the following elements of the remuneration of the Relevant Individual:

(i)	the amount of any future bonus which would, but for the operation of the Malus & Clawback, be payable to them under any bonus plan operated by any Group Member; and/or

(ii)	the number of Shares subject to any subsisting award (either unvested or vested but unexercised, as relevant) held by them under any deferred bonus plan operated by any Group Member; and/or

(iii)

the number of Shares subject to any subsisting Award and/or other award (either unvested or vested but unexercised, as relevant) held by them under the Plan or any other employees’ share plan or share award arrangement notwithstanding the extent to which any performance condition and/or any other condition imposed on the relevant award has been satisfied; and/or

(b)

require the Relevant Individual to pay to such Group Member as the Committee may direct, and on such terms as the Committee may direct (including, but without limitation to, on terms that the relevant amount is to be deducted or withheld from the Relevant Individual’s salary or from any other payment to be made to them by any Group Member), such amount as is required for the Malus & Clawback to be satisfied in full.

Any reduction made pursuant to Rule 14.4(a) shall be made at such time or times as the Committee determines appropriate and, in the case of unvested awards, shall be at the time they would otherwise ordinarily vest unless the Committee decides otherwise.

14.5	Reduction in Awards to give effect to malus and/or clawback provisions in other plans

The Committee may decide at any time to reduce the number of Shares subject to an Award (including reducing to zero) to give effect to malus and/or clawback provisions of any form and/or name contained in any incentive plan or bonus plan operated by any Group Member. The reduction shall be in accordance with the terms of the relevant provisions or, in the absence of any such term, on such basis as the Committee, acting fairly and reasonably, decides is appropriate.

15.	ALTERATIONS

15.1	General rule on alterations

Except as described in Rule 15.2 (Shareholder approval) and Rule 15.4 (Alterations to disadvantage of Participants) the Committee may at any time alter the Plan or the terms of any Award.

15.2	Shareholder approval

Except as described in Rule 15.3 (Exceptions to shareholder approval), no alteration to the advantage of an individual to whom an Award has been or may be granted shall be made under Rule 15.1 (General rule on alterations) to the provisions concerning:

(a)	eligibility;

(b)	the individual limits on participation;

(c)	the overall limits on the issue of Shares or the transfer of treasury Shares;

(d)	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash provided under the Plan;

(e)	the adjustments that may be made in the event of any variation of capital; and

(f)	the terms of this Rule 15.2,

without the prior approval by ordinary resolution of the members of the Company in general meeting.

15.3	Exceptions to shareholder approval

Rule 15.2 (Shareholder approval) shall not apply to:

(a)

any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

(b)	any alteration relating to the Performance Condition made under Rule 15.5 (Alterations to a Performance Condition).

15.4	Alterations to disadvantage of Participants

No alteration to the material disadvantage of Participants (other than a change to any Performance Condition) shall be made under Rule 15.1 (General rule on alterations) unless:

(a)	the Board has invited every relevant Participant to indicate whether or not they approve the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

15.5	Alterations to a Performance Condition

The Committee may amend any Performance Condition without prior shareholder approval if:

(a)	an event has occurred which causes the Committee reasonably to consider that it would be appropriate to amend the Performance Condition;

(b)

in the case of an Award granted to an Executive Director (including a former Executive Director), the altered Performance Condition will not be materially less challenging to satisfy than the unaltered Performance Condition would have been but for the event in question; and

(c)	the Committee shall act fairly and reasonably in making the alteration.

16.	MISCELLANEOUS

16.1	Employment

The rights and obligations of any individual under the terms of their office or employment with any Group Member shall not be affected by their participation in the Plan or any right which they may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of their office or employment for any reason whatsoever insofar as those rights arise or may arise from them ceasing to have rights under an Award as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

16.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Committee shall be final and binding upon all persons.

16.3	Exercise of powers and discretion

The exercise of any power or discretion by the Committee shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

16.4	Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to them by reference to a record date before the date of the allotment.

Where Vested Shares are transferred, Participants shall be entitled to all rights attaching to those Shares by reference to a record date on or after the date of such transfer.

16.5	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)

by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to their last known address, or, where a director or employee of a Group Member, either to their last known address or to the address of the place of business at which the employee performs the whole or substantially the whole of the duties of their office or employment;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Board determines.

16.6	Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

16.7	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

16.8	Data Protection

Personal data relating to Participants and any individuals who may be eligible to participate in the Plan may be collected, processed and transferred for any purpose relating to the operation of the Plan in compliance with any Applicable Laws and any data privacy notice and/or policies of any Group Member in force from time to time.

16.9	International Plans

The Committee or the Board, as relevant, may at any time by resolution and without seeking further shareholder approval establish further plans or sub-plans (outside the Plan) for overseas territories, governed by rules similar to these Rules but modified to take account of local tax, exchange control or securities laws, provided that any Shares made available under such further plans are treated as counting against the limits on individual and overall participation in the Plan.

16.10	Employee Benefit Trust

The Committee or the Board, as relevant, may at any time by resolution and without seeking further shareholder approval establish an employee benefit trust that can assist with the operation of the Plan and any other incentive plan operated by the Company.

16.11	Currency conversion

Any cash amount payable under the rules of the Plan may be converted to such other currency as may be required using such exchange rate as the Board may reasonably determine.

16.12	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the laws of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation.

APPENDIX

CASH CONDITIONAL AWARDS

The Rules of the Plan shall apply to a right (a “Cash Conditional Award”) to a receive a cash sum granted under this Appendix as if it was a Conditional Award, except as modified by the terms set out in this Appendix. Where there is any conflict between the Rules and this Appendix, the terms of this Appendix shall prevail.

1.	The Committee may grant or procure the grant of a Cash Conditional Award.

2.	Each Cash Conditional Award shall relate to a given number of notional Shares.

3.

On the Vesting of the Cash Conditional Award the holder of that Cash Conditional Award shall be entitled to a cash sum which shall be equal to the “Cash Value” of the notional Vested Shares, where the Cash Value of a notional Share is the market value of a Share on the date of Vesting of the Cash Conditional Award. For the purposes of this Appendix, the market value of a Share on any day shall be determined in accordance with Rule 9.3 (Cash equivalent).

4.	Rule 9.5 (Deductions) shall apply to any sum payable under paragraph 3 above.

5.	For the avoidance of doubt, a Cash Conditional Award shall not confer any right on its holder to receive Shares or any interest in Shares.

SCHEDULE 1

CSOP AWARDS

The purpose of this Appendix is to provide, in accordance with Schedule 4, benefits for employees in the form of CSOP Options. The Board may, when granting an Option to a CSOP Employee, designate it as a CSOP Option. If they do so, the provisions of the Perspectum Group PLC 2021 Equity Incentive Plan (the “Plan”) will apply to it, as amended by this Schedule.

1.	Definitions

Words used in this Schedule have the same meaning as in the Plan unless amended as stated below:

Award Date has the meaning given in paragraph 3.2 of this Schedule;

Control has the meaning given in s995 Income Tax Act 2007 of the United Kingdom;

CSOP Employee means an employee of a Participating Company but does not include anyone who is:

a)	excluded from participation because of paragraph 9 of Schedule 4 (material interests provisions); or
b)	a director who is required to work less than 25 hours a week (excluding meal breaks);

CSOP Market Value in relation to a Share on a particular day means:

a)

if the Shares are listed on a Recognised Stock Exchange, the closing price of the shares on the immediately preceding day (or if more than one price is shown, the lower price plus one half the difference between the two figures) if the exchange is open on that day, and if the exchange is not open on that day the relevant price for the latest previous day it was open; and

b)

if the Shares are not listed on a Recognised Stock Exchange, the market value determined in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 of the United Kingdom, and any relevant published HMRC guidance, on the relevant day, and any restriction referred to in paragraph 4(c) will be ignored when determining CSOP Market Value;

CSOP Option means an Option to which this Schedule applies;

HMRC means Her Majesty’s Revenue and Customs of the United Kingdom;

Ordinary share capital has the meaning given in s989 Income Tax Act of the United Kingdom;

Participating Company means:

a)	the Company and any Subsidiary;
b)	any jointly-owned company (within the meaning of paragraph 34 of Schedule 4) designated by the Board; and
c)	any other entity designated by the Board so long its participation would not prevent the Plan as amended by this Schedule from being a Schedule 4 Plan;

Recognised Stock Exchange has the meaning given in s1005 of the Income Tax Act 2007 of the United Kingdom;

Schedule 4 means Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom;

Schedule 4 Plan means a plan in relation to which the requirements of Parts 2 to 6 of Schedule 4 are (and are being) met;

Shares means, subject to paragraph 2, ordinary shares in the capital of the Company (or shares representing them) which satisfy paragraphs 16 to 20 of Schedule 4;

Subsidiary means a company which is a subsidiary of the Company within the meaning of s1159 Companies Act 2006 of the United Kingdom which is under the Control of the Company; and

Takeover Offer means either:

a)

a general offer to acquire the whole of the issued ordinary share capital of the Company which is either unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

b)	a general offer to acquire all the Shares,

and for these purposes the reference to the “whole of the issued ordinary share capital” and “all the Shares” shall not be taken to include any capital or Shares held by the person making the offer or a person connected with that person (within the meaning of s718 Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom), and it does not matter whether the offer is made to different shareholders by different means.

2.	Shares

If any Shares which are subject to a CSOP Option cease to satisfy paragraphs 16 to 20 of Schedule 4 and this Appendix is to cease to be a Schedule 4 Plan, or the CSOP Options become exercisable pursuant to paragraph 10.5, the definition of “Shares” above is changed automatically to “ordinary shares in the capital of the Company”. A CSOP Option may not otherwise be exercised after the Shares to which it is subject cease to satisfy paragraphs 16 to 20 of Schedule 4.

3.	Restrictions on terms of CSOP Options

3.1.	A CSOP Option may only be granted to an Eligible Employee who is also a CSOP Employee at the Award Date.

3.2.

Notwithstanding Rule 3.3 (Procedure for grant of Awards and Award Date) of the Plan, the grant of a CSOP Option shall be effected by the deed referred to in Rule 3.3. The Award Date of a CSOP Option shall be the date that deed is executed, and not, if different, the date of the resolution referred to in that Rule.

3.3.	Rules 9 (Cash Alternative), 3.4 and 6.3 (Dividend equivalents) shall not apply to CSOP Options.

3.4.	If the Award Price of a CSOP Option is funded by the sale of Shares acquired on exercise, the Shares must first be acquired by the Participant, and cannot be sold before the exercise of the Option.

3.5.	A CSOP Option cannot be transferred during the Participant’s life, although they may be transmitted to the Participant’s personal representatives on the Participant’s death.

3.6.	Any provisions in the Award Deed for a CSOP Option shall comply with the requirements of Schedule 4.

4.	Notification of terms of CSOP Option

The Company will ensure that the Participant is notified of the following as soon as practicable after grant of a CSOP Option:

(a)	the number and description of the Shares subject to the Option;
(b)	the Award Price;
(c)	whether or not the Shares subject to the Option are subject to any restriction (as defined in paragraph 36(3) of Schedule 4) and, if so, the details of any such restrictions;
(d)	the times at which the Option may be exercised (in whole or in part);
(e)	the circumstances under which the Option will lapse or be cancelled (in whole or in part), including any conditions to which the exercise of the Option (in whole or in part) is subject; and
(f)	any mechanism (including any Performance Measure) by way of which any terms referred to in sub-paragraphs (a) and (c) to (e) above can be changed.

The notification may be given wholly or partly through the Award Deed relating to the CSOP Option.

5.	Award Price

The Award Price of a CSOP Option will not be less than CSOP Market Value of a Share on the date of grant.

6.	HMRC Limit

The aggregate CSOP Market Value of:

(a)	the Shares subject to a CSOP Option; and
(b)	the Shares which the Participant may acquire on exercising other CSOP Options; and
(c)	the shares which he may acquire on exercising his options under any other Schedule 4 Plan established by the Company or by any of its associated companies (as defined in paragraph 35 of Schedule 4)

must not be more than the amount permitted under paragraph 6(1) of Schedule 4 (currently £30,000). For the purposes of this paragraph, CSOP Market Value is calculated as at the date of grant of the relevant option.

7.	Adjustment of Options

Adjustments may be made to CSOP Options under Rule 12 (Adjustment of Awards) only where there is a variation of the share capital of which Shares form part and

:

(a)	the total Award Price after adjustment must be substantially the same as before adjustment; and
(b)	the total CSOP Market Value of the Shares subject to the Option must remain substantially the same; and
(c)	the Plan (as amended by this Schedule) must continue to be a Schedule 4 Plan.

An annual return relating to the Plan (as amended by this Schedule) submitted to HMRC following any such adjustment must include a declaration that the Plan (as amended by this Schedule) continues to comply with Schedule 4.

8.	Material interest

A Participant may not exercise a CSOP Option while he is excluded from participation in a Schedule 4 Plan under paragraph 9 of Schedule 4 (material interest provisions).

9.	Exercise – additional provisions

Subject to Rule 11.1, if a Participant dies before the lapse of a CSOP Option his CSOP Option may be exercised by his personal representatives at any time within 12 months after his death, notwithstanding it may otherwise lapse earlier in accordance with the rules of the Plan.

Rule 11.1 shall also be deemed to include reference to a Participant ceasing to be employed by reason of redundancy within the meaning of the Employment Rights Act 1996 or by reason of retirement.

Where Rule 11.1 applies CSOP Options shall vest on the Early Vesting Date and not on the Normal Vesting Date.

10.	Corporate events

10.1. Corporate events

The provisions of this paragraph 10 have effect in addition to any provisions in Rule 12 (Takeovers and other corporate events). Notwithstanding the foregoing, no such provision provided in Rule 12 shall have effect if it would affect the status of the Plan as amended by this Schedule as a Schedule 4 Plan unless it is determined that the Plan as amended by this Schedule should cease to be a Schedule 4 Plan.

10.2.	Takeover Offer

If any person obtains Control of the Company as a result of making a Takeover Offer the Vested proportion of any CSOP Options (whether Vested under Rule 12,1 or otherwise) may, subject to paragraph 10.4 below, be exercised within one month (or, if the Board determines a longer period not exceeding six months shall apply, that period) after the time when the person making the offer has obtained Control of the Company and any conditions subject to which the Takeover Offer is made have been satisfied.

10.3.	Scheme of arrangement

If the court sanctions under s899 Companies Act 2006 a compromise or arrangement applicable to or affecting:

(a)	all the ordinary share capital of the Company or all the shares of the same class as the shares to which the CSOP Options relate; or
(b)

all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships, or their participation in a Schedule 4 Plan, the Vested proportion of any CSOP Options (whether Vested under Rule 11.3 (Scheme of arrangement) or otherwise) may, subject to paragraph 10.4 below, be exercised within one month (or, if the Board determines a longer period not exceeding six months shall apply, that period) after the date of that court sanction.

10.4.	Option exchange

(a)

If, as a result of the events specified in paragraph 10.2 or 10.3 above, a company has obtained Control of the Company, the Participant may, by agreement with that other company (the “Acquiring Company”), within the applicable period provided in paragraph 26(3) of Schedule 4, release each Option (the “Old Option”) in consideration of the grant of an Option (the “New Option”) which satisfies the conditions set out in paragraph 27 of Schedule 4.

(b)

Where, in accordance with this paragraph 10.4, Options are released and New Options granted, the New Options shall not be exercisable in accordance with paragraph 10.2 or 10.3 above by virtue of the event by reason of which the New Options were granted.

(c)

Where New Options are, or are to be, offered in exchange for the release of Old Options in accordance with the above provisions of this paragraph 10.4, the Board may determine that the Old Options will not become exercisable or lapse as a result of the relevant event under paragraph 10.2 or 10.3 above. In such cases the Old Options will, if the Board so specifies, lapse at the end of the period for acceptance of the offer, provided that Option Holders have a period of at least 14 days in which to accept the offer.

10.5.	Shares ceasing to be subject to Schedule 4

If paragraph 10.2 or 10.3 above applies and, as a result of the event by virtue of which that paragraph applies, Shares in the Company would no longer meet the requirements of Part 4 of Schedule 4, the Board, acting fairly and reasonably, may decide that the CSOP Options may be exercised under that paragraph only within a 20 day period after the relevant event.

10.6.	Lapse following corporate event

Where a CSOP Option becomes exercisable pursuant to this paragraph 10, if it is not exercised by the end of the period specified for exercise it shall then lapse (save where paragraph 9.2 applies).

11.	Board’s powers

The Board’s powers under the Plan are further restricted in relation to CSOP Options as described in this paragraph.

11.1.

No amendment to the Plan or this Schedule shall apply in relation to CSOP Options if it would result in the Plan as amended by this Schedule ceasing to be a Schedule 4 Plan, unless it is determined that it should so cease.

11.2.

This Schedule, and the Plan as amended by this Schedule, shall at all times be interpreted in a manner consistent with Schedule 4 and any other legislative provisions applying to Schedule 4 Plans, save where it is determined that the Plan as amended by this Schedule should cease to be a Schedule 4 Plan.

11.3.	Any exercise of discretion in relation to an outstanding CSOP Option must be done in a fair and reasonable manner.

11.4.

An annual return submitted to HMRC following any change to a term of a CSOP Option which is necessary to comply with Parts 2 to 6 of Schedule 4 must include a declaration that the Plan continues to comply with Schedule 4 from the date of the change.

12. Miscellaneous

A Participant will not be entitled to any compensation or damages in the event that any CSOP tax advantages are unavailable or HMRC determines that an Award is not capable of constituting a CSOP Option.

SCHEDULE 2

US SUB-PLAN

1.	Purpose and interpretation

1.1

Schedule 2 contains provisions which modify the Plan in relation to Participants who are US Taxpayers. Schedule 2 provides for the grant of Incentive Stock Options. For the avoidance of doubt, Schedule 2 has no application to Participants who are not US Taxpayers and Eligible Employees.

1.2

To the extent there is any conflict between the provisions of the Plan and this Schedule 2 then Schedule 2 shall prevail and where necessary to comply with the Code the provisions of the Plan shall be deemed to be amended for the purposes of Schedule 2.

1.3	The following definitions apply in Schedule 2.

Affiliate means a company or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

Code means the United States Internal Revenue Code of 1986, as amended from time to time.

Eligible Employee means an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code.

Fair Market Value means on any date, the value of a Share as determined below.

As of any date, the value of a Share determined as follows:

(a)

if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Committee deems reliable;

(b)

if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, its Fair Market Value will be the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Committee deems reliable;

(c)	without an established market for the Common Stock the Committee will determine the Fair Market Value in its discretion.

Incentive Stock Option means a Market Value Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

Nonstatutory Option means an Option not intended or not qualifying as an Incentive Stock Option.

Option Price means the amount, if any, determined under Rule 3.2(c) of the Plan as payable per Share on the exercise of an Option.

Ten Percent Shareholder means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of share of the Company or of any of its Affiliates.

US Taxpayer means a person who is subject to the tax laws of the United States of America.

2.	THE ISO SUB-PLAN

2.1	Paragraph 2 specifies variations to the Plan and the way it is operated. The Plan as so varied is referred as the ISO Sub-Plan.

2.2	An Incentive Stock Option is a form of Market Value Option. It is not possible to grant any other type of Award under the ISO Sub-Plan.

2.3	Rule 9 of the Plan shall not apply to Incentive Stock Options.

2.4	The Company may grant an Incentive Stock Option only to a person who at the Grant Date is an Eligible Employee.

2.5

The Company may grant an Incentive Stock Option to a Ten Percent Shareholder only if the Option Price is at least 110% of the Fair Market Value of a Share at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

2.6	In addition to the matters required by Rule 3.2 an Award Certificate relating to an Incentive Stock Option shall state that it is intended to be an Incentive Stock Option.

2.7

The Option Price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Price lower than that stated in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code and the regulations promulgated thereunder.

2.8	The Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time.

2.9	Subject to the provisions of paragraph 2.5 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of ten years from the Grant Date.

2.10

An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Award Holder. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

2.11	To the extent that the aggregate Fair Market Value (determined on the Grant Date) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Award Holder during any calendar year (under all plans of the Company and its Affiliates) exceeds US$100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall automatically be deemed a Nonstatutory Option.

2.12

Incentive Stock Options may not be granted over more than [the number of Shares which represents 13.1% of the Company ordinary share capital at Admission]. The Board may adjust this number if they adjust the Award in accordance with Rule 13.

2.13

In exercising its powers under Rule 13 the Board shall ensure that any adjustments will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code.

2.14

Any Participant who shall make a disposition (as defined in Section 424 of the Code) of all or any Shares acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issue or transfer of the Shares acquired upon exercise of such Incentive Stock Option (a Disqualifying Disposition) shall be required to advise the Company if requested by the Company in writing as to the occurrence of the sale and the price realised upon the sale of such Shares.

2.15	For the purposes of Rule 11.1 “disability” has the same meaning as in Section 22(e)(3) of the Code.

3.	Provisions applicable to US Taxpayers

3.1

The Company may not grant an Option to a US Taxpayer with an Option Price less than 100% of the Fair Market Value of a Share on the Grant Date, except where such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

3.2

The Company may not grant a Share Appreciation Right to a US Taxpayer with a Base Price less than 100% of the Fair Market Value of a Share on the Grant Date except where such Share Appreciation Right is granted pursuant to an assumption or substitution for another Share Appreciation Right in a manner satisfying the provisions of Section 409A of the Code.

3.3	An event is not a change in Control for the purposes of the Plan unless it is also falls within Section 409A(a)(2)(A)(v) of the Code.

3.4	The Board shall ensure that any adjustments to an Award under Rule 13 will not constitute a modification of the Award within the meaning of Section 409A of the Code.

3.5

The Company shall have no liability to any Participant or any other person if an Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Award do not satisfy the requirements of Section 409A of the Code.

3.6

The Plan is intended to comply with, or be exempt from, Section 409A of the Code to the extent subject thereto, such that no adverse tax consequences, interest or penalties under Section 409A apply, and, accordingly, in relation to any Participant who is a US

Taxpayer, and to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

3.7

Notwithstanding anything in the Plan or any terms and conditions of any Award to the contrary, the Committee may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Schedule 2 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

3.8

If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Cessation will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Cessation. For purposes of this Plan or any terms and conditions of any Award relating to any such payments or benefits, references to a “Cessation,” “termination,” “termination of employment” or like terms means a “separation from service.”

3.9

Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Committee determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

3.10

Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan to a “specified employee” as that term is defined in Section 409A of the Code during the six-month period immediately following the Participant ‘s termination of employment shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s termination of service (or the Participant’s death, if earlier).

3.11	Rule 3.4 of the Plan shall not apply to Awards granted to US Taxpayers.

3,12	Rule 6.1(b) of the Plan shall not apply to Awards granted to US Taxpayers.

3.13	Rule 14.4(a) and Rule 14.5 of the Plan shall not apply to Awards granted to US Taxpayers.

SCHEDULE 3

NON-EMPLOYEES

The Committee may grant awards to non-executive directors and consultants subject to the terms of the Plan, but not under the Plan, as modified below. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.

1.	An award under this Schedule may be of any of the types of award set out in Rule 3.2. For the avoidance of doubt, and award under this Schedule may not include Incentive Stock Options.

2.	Any awards under this Schedule shall be included for the purposes of the dilution limit in Rule 4.

3.	Any reference in the Rules of the Plan to a cessation of employment shall be taken to mean ceasing to hold office or provide services to the Company as relevant.

4.

Where an award is granted under this Schedule in circumstances where the Company is not required to account for tax in relation to the award the recipient of award is required to undertake to satisfy any tax arising.

5.

The recipient of an award under this Schedule is required to indemnify the Company against any liability of the Company or any Group Member that arises as result of the recipient’s failure to discharge their tax liability.